Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 23, 2012		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Sales Strengthen Late in Year

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its fiscal year end and fourth quarter results for the year ended June 30, 2012. Sales for the fourth quarter were $10,887,685 compared to $10,265,532 for the same three month period one year ago, a 6% increase. Net income decreased to $931,891, compared to $1,787,397 for the fourth quarter last year. Diluted income per common share was $0.13 compared with $0.24 one year ago.

“The fourth quarter had strong sales driven by addition of new customers and products,” Michael J. Koss, President and CEO, said here today. “Export sales continued their improvement and we saw good sales to several new customers. Koss introduced Striva in the fourth quarter but those sales have not yet been significant to the overall results. Net income was down primarily due to new product and marketing expenditures as well as lower recoveries related to the unauthorized transactions.”

Sales for the twelve months ended June 30, 2012 trended down by 9% to $37,865,767 compared with $41,518,135 for the same twelve month period a year ago. Twelve month net income declined to $2,940,415 compared to $4,373,331 for the same twelve months last year. Diluted income per common share was $0.40 compared with $0.59 one year ago. The fiscal years 2012 and 2011 included $1,470,818 and $826,183, respectively, of proceeds for insurance and other recoveries that exceeded the costs for legal fees related to previously reported unauthorized transactions.

“Our new product and marketing initiatives are starting to gain some traction resulting in higher sales in the second six months of fiscal year 2012 than in the same period last year. Europe rebounded throughout the second half but still finished behind last year,” Michael J. Koss, President and CEO said here today. “The new Striva product line has received many favorable reviews and is just beginning to generate sales.”

Koss went on to note that the Company had higher costs from suppliers in China that negatively affected margins. The impact of those costs were partially mitigated through alternate suppliers and pricing. The Company also had higher costs for the new product development and marketing related to the Striva products and other products introduced toward the end of the fiscal year.

“We have several new and exciting products hitting the market,” Koss said. “The most exciting of these is Striva, which was announced in late April. The two Striva products are the world's first Wi-Fi headphones to receive music directly from the internet. The revolution is in the air.”

The Company will pay a dividend of $0.06 cents per share on October 15, 2012, to shareholders of record on September 28, 2012.

Exhibit 99.1

Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months		Twelve Months
Period Ended June 30,	2012	2011	2012	2011

Net sales	$10,887,685	$10,265,532	$37,865,767	$41,518,135
Cost of goods sold	6,635,551	6,374,942	23,334,352	24,661,503
Gross profit	4,252,134	3,890,590	14,531,415	16,856,632
Operating Expenses:
Selling, general and administrative expenses	3,288,050	3,032,534	12,115,472	11,431,497
Unauthorized transaction related costs and (recoveries), net	(333,782)	(920,823)	(1,470,818)	(826,183)
Total Operating Expenses	2,954,268	2,111,711	10,644,654	10,605,314
Income from operations	1,297,866	1,778,879	3,886,761	6,251,318
Other Income (Expense):
Interest income	—	(2)	29,322	13,214
Interest expense	(23,738)	374,152	124,423	52,419
Total Other Income (Expense), net	(23,738)	374,150	153,745	65,633
Income before income tax provision	1,274,128	2,153,029	4,040,506	6,316,951
Income tax provision	342,237	365,632	1,100,091	1,943,620
Net income	$931,891	$1,787,397	$2,940,415	$4,373,331
Income per common share:
Basic	$0.13	$0.24	$0.40	$0.59
Diluted	$0.13	$0.24	$0.40	$0.59
Dividends declared per common share	$0.06	$0.06	$0.24	$0.24

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